Exhibit 99.4

FOR IMMEDIATE RELEASE

SCIENTIFIC GAMES CORPORATION ANNOUNCES A PROPOSED $200 MILLION
SENIOR SECURED REVOLVING CREDIT FACILITY AND A PROPOSED $100
MILLION SENIOR SECURED TERM LOAN CREDIT FACILITY

New York, NY—December 1, 2004: Scientific Games Corporation (NASDAQ: SGMS) today announced that it intends to enter into a new $200 million senior secured revolving credit facility and a new $100 million senior secured term loan credit facility.

The proposed new credit facilities would replace Scientific Games' existing senior credit facilities, and are subject to conditions including, among other things, negotiation and execution of commitment documentation and definitive agreements.

The proposed term of each of the credit facilities will be five years. It is proposed that the credit facilities will be guaranteed by all of Scientific Games' wholly-owned domestic subsidiaries and will be collateralized by substantially all of the assets of Scientific Games and its wholly-owned domestic subsidiaries, including stock and other equity interests. Under the proposed terms, Scientific Games would also have the ability to enter into incremental senior secured term loan credit facilities for an aggregate amount of up to $100 million at later dates for certain purposes.

Scientific Games intends to use a portion of its borrowings under the proposed new credit facilities to repay a portion of the term loan outstanding under its existing senior credit facilities.

This press release contains statements that are forward-looking in nature and involve certain significant risks and uncertainties. Actual results could differ materially from such forward-looking information. Scientific Games' Securities and Exchange Commission filings identify many such risks and uncertainties. Any forward-looking information in this press release is qualified in its entirety by the risks and uncertainties described in such Securities and Exchange Commission filings.